Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES THAT ITS MAJORITY OWNED SUBSIDIARY, INTERPARFUMS S.A., ENTERED INTO AN AGREEMENT TO ACQUIRE

THE ROCHAS BRAND

New York, New York – March 19, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned Paris-based subsidiary, Interparfums S.A. has entered into an agreement with The Procter & Gamble Company to acquire the Rochas brand.

Founded by Marcel Rochas in 1925, the brand began as a fashion house and expanded into perfumery in the 50s under Hélène Rochas' direction. The Rochas brand achieved net sales of US$46 million(1) in 2013/2014 financial year, driven mainly by the "Eau de Rochas" fragrance line. Rochas brand sales include US$2 million of royalties generated by the fashion and accessory business via its portfolio of license agreements.

This transaction will cover all brand names and registered trademarks for Rochas (Femme, Madame, Eau de Rochas, etc.), mainly for class 3 (cosmetics) and class 25 (fashion). This acquisition will be payable in cash on the closing date for US$108 million and financed entirely through a medium term loan.

This transaction is expected to be completed within the first half of 2015, subject to customary closing conditions.

Financo, LLC represented Interparfums S.A. and Procter & Gamble was advised by Ohana & Co for this transaction.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. declared: "For the first time, this acquisition will integrate both fragrances and fashion. It will open up new opportunities in terms of creativity as well as aesthetic design and marketing choices. It will also allow us to apply a global approach to managing a fragrance brand boasting very high name recognition and without time constraints. Finally, this acquisition has generated enormous enthusiasm internally and high motivation by all to reestablish Rochas' position, even more preeminent in the universe of luxury. Under Interparfums, we could generate approximately €25 million of sales in 2016."

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release	Page 2

March 19, 2015

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

(1) consists of both ex-factory and wholesale sales of the P&G group

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com